Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of CID Holdco, Inc. (the “Company”) of our report dated March 11, 2026, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of CID Holdco, Inc. appearing in the Company’s Annual Report on Form 10-K as of December 31, 2025 and for the year then ended, which appears in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Carr, Riggs & Ingram L.L.C.

Palm Beach Gardens, Florida

April 23, 2026